Exhibit 4(f)1

SOUTHERN POWER COMPANY

TO

WELLS FARGO BANK, NATIONAL ASSOCIATION,
TRUSTEE

TWELFTH SUPPLEMENTAL INDENTURE

DATED AS OF SEPTEMBER 7, 2016

THIS TWELFTH SUPPLEMENTAL INDENTURE is made as of the 7th day of September, 2016, by and between SOUTHERN POWER COMPANY, a corporation duly organized and existing under the laws of the state of Delaware having its principal place of business at 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308 (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, 150 East 42nd Street, 40th Floor, New York, New York 10017 (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company has heretofore entered into a Senior Note Indenture, dated as of June 1, 2002 (the “Original Indenture”), with Wells Fargo Bank, National Association (as successor to The Bank of New York Mellon (formerly known as The Bank of New York)), as heretofore supplemented;
WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as heretofore supplemented and as further supplemented by this Twelfth Supplemental Indenture, is herein called the “Indenture”;
WHEREAS, Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture;
WHEREAS, under Section 901 of the Original Indenture, the Company and the Trustee, without the consent of any Holders of Senior Notes, may enter into a supplemental indenture (i) to add to or change any of the provisions of the Indenture or (ii) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision of the Indenture, or to make provisions with respect to matters or questions arising under the Indenture; provided, in each case, any such action shall not adversely affect the interests of the Holders of Senior Notes of any series in any material respect;
WHEREAS, the Company proposes to amend the Indenture as provided herein, to correct cross references contained in Section 502 of the Original Indenture;
WHEREAS, such amendment will not adversely affect the interests of the Holders of Senior Notes of any series in any material respect;
WHEREAS, this Twelfth Supplemental Indenture has not resulted in a material modification of the Senior Notes for Foreign Account Tax Compliance Act purposes;
WHEREAS, all conditions necessary to authorize the execution and delivery of this Twelfth Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

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ARTICLE 1

Modification of Original Indenture
SECTION 101. Amendment. The first paragraph of Section 502 of the Original Indenture is hereby amended and restated in its entirety to read as follows:
“If an Event of Default (other than an Event of Default specified in Section 501(5) or 501(6)) with respect to Senior Notes of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Senior Notes of that series may declare the principal amount of and accrued interest on all of the Senior Notes of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. If an Event of Default specified in Section 501(5) or (6) occurs, the principal of and interest on all the Senior Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.”
ARTICLE 2

Miscellaneous Provisions
SECTION 201. Recitals by Company. The recitals in this Twelfth Supplemental Indenture are made by the Company only and not by the Trustee.
SECTION 202. Ratification and Incorporation of Original Indenture. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture as supplemented by this Twelfth Supplemental Indenture shall be read, taken and construed as one and the same instrument.
SECTION 203. Executed in Counterparts. This Twelfth Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officers, all as of the day and year first above written.

ATTEST:		SOUTHERN POWER COMPANY
By:	/s/Elliott L. Spencer	By:	/s/William C. Grantham
	Elliott L. Spencer Comptroller and Corporate Secretary		William C. Grantham Senior Vice President, Treasurer and Chief Financial Officer

ATTEST:		WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/Karen Z. Kelly	By:	/s/Stefan Victory
	Karen Z. Kelly Vice President		Stefan Victory Vice President

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